EXHIBIT 3.1

Delaware
The First State

I,  harriet smith windsor,  secretary of state of the state of delaware,   do hereby certify the attached is a true and correct copy of the certificate of amendment of  "occulogix,   inc.",  filed in this office on the first day of october, a.d,  2008, at 1:59 o'clock p.m.

a filed copy of this certificate has been forwarded to the kent county recorder of deeds.

State of Delaware
Secretary of State
Division or Corporations
Delivered 01:55 PM 10/01/2008
FILED 01:59 PM 10/01/2008
SRV 081003569 - 3520855 FILE

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
OCCULOGIX, INC.
(the "Corporation")

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the Corporation adopts the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation:

1.                             The amendment to the existing Amended and Restated Certificate of Incorporation being effected hereby is to delete the first paragraph of Article IV in its entirety and to substitute in its place the following:

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The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is five hundred ten million (510,000,000), of which five hundred million (500,000,000) shares, par value $0.001 per share, shall be common stock (the "Common Stock") and ten million (10,000,000) shares, par value $0.001 per share, shall be preferred stock (the "Preferred Stock").

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2.                             This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was approved by written consent of the board of directors and by the stockholders of this Corporation at a meeting thereof duly called and held on September 30, 2008.

3.                             This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective immediately upon filing by the Delaware Secretary of State.

IN WITNESS WHEREOF, the Corporation has executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation as of the 1st day of October, 2008.

/s/ Elias Vamvakas
Name: Elias Vamvakas
Title: Chairman of the Board, Chief
Executive Officer and Secretary